Exhibit 99.1

Notice of Amendment for Financial Forecast

October 31, 2018

1.	Forecasted Operating Results for the Year Ending December 31, 2018

The Company has revised its financial results forecast for the year ending December 31, 2018 as previously disclosed on February 14, 2018.

The following table contains the forecasted financial results for the year ending December 31, 2018 (in thousands, except for per share amounts):

Year Ending December 31,	Revenue (1)	Income from operations (1)	Income before income taxes (1)	Net income (1)	Basic EPS (2)
2018	$35,547	$2,313	$2,332	$1,746	$0.10
	¥4,037,073	¥262,687	¥264,845	¥198,293	¥11
2018 - Revision	$31,196	$1,869	$2,004	$1,818	$0.10
	¥3,542,930	¥212,262	¥227,594	¥206,470	¥11
Change - Amount	$(4,351)	$(444)	$(328)	$72	$—
	¥(494,143)	¥(50,425)	¥(37,251)	¥8,177	¥—
Change - %	-12%	-19%	-14%	4%

Year Ended December 31,
2017	$31,142	$6,345	$6,272	$3,757	$0.25
	¥3,536,797	¥720,602	¥712,311	¥426,682	¥28
(1)	Amounts were translated at 113.57 Japanese yen per U.S. dollar, which was the Telegraphic Transfer Middle Rate as per MUFG Bank, Ltd. (formerly Bank of Tokyo—Mitsubishi UFJ) as of September 28, 2018.
(2)	The forecasted basic EPS for the year ending December 31, 2018 was computed using a forecasted weighted average shares outstanding for the year ending December 31, 2018.

2.	Revised Fiscal 2018 Guidance

For the year ending December 31, 2018, revenue is expected to be $31.2 million. Net income is expected to be $1.8 million. Basic EPS is expected to be $0.10. Adjusted net income, which excludes stock-based compensation and the relating tax impact, is expected to be $2.8 million, resulting in an adjusted basic EPS of $0.16.

The transition of video compression technology for the Company’s DVR customers from existing “H.264” DVR technology to next generation “H.265” has extended into the fourth quarter in fiscal 2018 and continues to negatively impact security surveillance demand. The Company’s market share remains intact and product demand is expected to recover in the second quarter of fiscal 2019 upon completion of the “H.265” transition. The “H.265” transition is expected to be complete by the first quarter of fiscal 2019. The Company’s sales in fiscal 2018 are expected to be 12% less than forecasted, despite anticipated sequential revenue growth in the second half of fiscal 2018 as compared to the first half of fiscal 2018, price stabilization of the Company’s average selling price and increases in auto market sales.

Revised net income guidance for fiscal 2018 is expected to exceed previous expectations by 4%, primarily driven by income tax benefits from stock award activity for fiscal 2018. The Company’s research and development activities are continuing to progress as expected.

The Company’s forecasts are based on current available information and actual results may differ from those forecasted. The Company expects to file a “Kessan Tanshin”, which will include the Company’s financial results for the quarter ending September 30, 2018, by November 14, 2018 with the Tokyo Stock Exchange. Please refer to the Kessan Tanshin for further detail.

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